Exhibit 99.1

Media Contact:

Sarah Wirth, +1 312 244-7358 or sarah.wirth@morningstar.com

Investor Relations Contact:

Barbara Noverini, CFA, +1 312 696-6164 or barbara.noverini@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Declares Quarterly Dividend of 36 Cents Per Share

CHICAGO, Dec. 3, 2021—The board of directors of Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today declared a quarterly dividend of 36 cents per share. The dividend is payable Jan. 31, 2022 to shareholders of record as of Jan. 7, 2022. The 14.3 percent increase from the prior quarterly rate of 31.5 cents per share results in an annualized dividend of $1.44 per share compared with the prior annualized rate of $1.26 per share.

While subsequent dividends will be subject to board approval, the company expects to pay three additional dividends in 2022:

Record Date	Payable Date

April 1, 2022	April 29, 2022
July 1, 2022	July 29, 2022
Oct. 18, 2022	Oct. 31, 2022

“We are pleased to continue our history of steady dividend increases,” said Kunal Kapoor, chief executive officer of Morningstar. “Morningstar is living its mission and remains well positioned for future success.”

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About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $260 billion in assets under advisement and management as of September 30, 2021. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue." These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index products; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; trends in the financial services industry, including fee compression within the asset and wealth management sectors and increased industry consolidation; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; our indebtedness could adversely affect our cash flows and financial flexibility; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

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©2021 Morningstar, Inc. All Rights Reserved.

MORN-C

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